Exhibit 99.1

COSTCO WHOLESALE CORPORATION RELEASES FOURTH QUARTER AND

FISCAL YEAR 2005 RESULTS OF OPERATIONS AND SEPTEMBER SALES RESULTS, AND ANNOUNCES

OVER $400 MILLION IN RECENT STOCK REPURCHASES AND

PLAN TO REPURCHASE UP TO AN ADDITIONAL $1 BILLION

ISSAQUAH, Wash., October 6, 2005 – Costco Wholesale Corporation (Nasdaq: COST) announced today its results of operations for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 28, 2005.

Net sales for the 16-week fourth quarter ended August 28, 2005, increased 10% to $16.36 billion from $14.83 billion during the 16-week fourth quarter ended August 29, 2004. Comparable warehouse sales during the 16-week fourth quarter of fiscal 2005 increased 7% over the comparable 16-week period in the prior fiscal year. Net sales for fiscal 2005, the 52 weeks ended August 28, 2005, were $51.86 billion, an increase of 10% from $47.15 billion during the prior 52-week fiscal year ended August 29, 2004. Comparable warehouse sales increased 7% over the comparable 52-week period of fiscal 2004.

Net income for the 16-week fourth quarter increased to $354.7 million, or $0.73 per diluted share, from $296.8 million, or $.62 per diluted share, during the 16-week fourth quarter of fiscal 2004, representing an 18% increase in earnings per share. Net income during the quarter was positively impacted by lower income tax expense, reflecting a tax benefit recorded with respect to unremitted earnings (of approximately $0.04 per diluted share), and lower state tax expense (of approximately $.03 per diluted share), resulting in a tax rate of 28.90% for the quarter compared to 37.00% in the fourth quarter of the prior fiscal year. Excluding these items, the Company estimates its “normalized” fourth quarter tax rate would have been 35.8%, and its net income would have been $320.2 million, or $0.66 per diluted share.

Net income for fiscal 2005 increased to $1,063.1 million, or $2.18 per diluted share, from $882.4 million, or $1.85 per diluted share during fiscal year 2004, representing an 18% increase in earnings per share. Net income during fiscal 2005 was impacted by two non-recurring items previously reported concerning the second quarter: a $52.1 million income tax benefit (covering the years 1996-2003) resulting primarily from the settlement of a transfer pricing dispute between the United States and Canada; and a cumulative pre-tax, non-cash charge to preopening expenses of $16.0 million related to an adjustment of the Company’s method of accounting for leases (entered into over the past twenty years). Exclusive of these items and the tax benefit with respect to unremitted earnings recorded in the fourth quarter, net income for fiscal 2005 would have been $998.3 million or $2.04 per diluted share, a 10% increase in earnings per share over the prior fiscal year.

The Company today also reported net sales of $5.14 billion for the month of September, five weeks ended October 2, 2005, an increase of 13% from $4.53 billion in the same five-week period last year. Comparable sales increased 11% during this five-week period (10% domestically and 13% internationally). The U.S. figure includes the benefit from significant recent gasoline price inflation, with the average sales price per gallon of gasoline up 47% year-over-year in the month of September. Excluding gasoline price inflation, U.S. comparable sales in September would have been 8%.

The Company also announced today that its Board of Directors authorized an additional stock repurchase program of up to $1 billion of Costco Common Stock. This is in addition to the previously approved $500 million stock repurchase program, under which approximately $413 million has been expended to date, repurchasing 9.2 million shares of stock at an average cost of $44.87 per share. Under these programs the Company may repurchase shares at any time in the open market or in private transactions as market conditions warrant. The Company expects to fund stock purchases from cash and cash equivalents and short-term investments on hand.

A conference call to discuss these fiscal 2005 fourth quarter and year-end results, as well as the September sales results, is scheduled for 8:00 a.m. (PDT) today, October 6, 2005, and is available via a webcast on www.costco.com (go to Customer Service, About Costco, webcasts and click on the “Play Webcast” icon).

Costco currently operates 461 warehouses, including 339 in the United States and Puerto Rico, 65 in Canada, 16 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 27 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open eleven additional new warehouses (including the relocation of one existing warehouse to a larger and better-located facility) prior to the end of the 2005 calendar year, and a total of approximately 28-30 new warehouses during the entire 2006 fiscal year.

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

Contacts: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	16 Weeks Ended August 28, 2005	16 Weeks Ended August 29, 2004	52 Weeks Ended August 28, 2005	52 Weeks Ended August 29, 2004
REVENUE
Net sales	$16,362,437	$14,832,939	$51,862,072	$47,145,712
Membership fees	339,811	306,362	1,073,156	961,280

Total revenue	16,702,248	15,139,301	52,935,228	48,106,992
OPERATING EXPENSES
Merchandise costs	14,654,749	13,229,605	46,346,961	42,092,016
Selling, general and administrative	1,562,908	1,430,131	5,044,341	4,597,877
Preopening expenses	10,374	11,558	53,230	30,451
Provision for impaired assets and closing costs, net	6,593	2,500	16,393	1,000

Operating income	467,624	465,507	1,474,303	1,385,648
OTHER INCOME (EXPENSE)
Interest expense	(7,339)	(10,911)	(34,437)	(36,651)
Interest income and other	38,568	16,464	109,096	51,627

INCOME BEFORE INCOME TAXES	498,853	471,060	1,548,962	1,400,624
Provision for income taxes	144,154	174,292	485,870	518,231

NET INCOME	$354,699	$296,768	$1,063,092	$882,393

NET INCOME PER COMMON SHARE:
Basic	$0.74	$0.64	$2.24	$1.92

Diluted	$0.73	$0.62	$2.18	$1.85

Shares used in calculation (000’s)
Basic	476,636	461,268	473,945	459,223
Diluted	491,392	485,073	492,035	482,459
Dividends per share	$0.115	$0.10	$0.43	$0.20